Exhibit 10.1

RLI CORP.

NONEMPLOYEE DIRECTORS

DEFERRED COMPENSATION PLAN

(Restated as of May 4, 2023)

RLI CORP.

NONEMPLOYEE DIRECTORS

DEFERRED COMPENSATION PLAN

Article 1

INTRODUCTION
1.1Establishment.  RLI Corp. established the RLI Corp. Nonemployee Directors Deferred Compensation Plan (“Plan”) effective January 1, 2005.  Prior to that date, RLI provided similar deferred compensation opportunities to its Directors under certain Prior Agreements.  All obligations under the Prior Agreements (including any predecessor arrangements) will be satisfied under the Prior Agreements, rather than under this Plan.  RLI restated the Plan, effective January 1, 2009, to comply with the requirements of the final regulations issued under Section 409A of the Code (“Section 409A”).  RLI thereafter amended the Plan, effective May 3, 2018, to clarify provisions with respect to the deferral of restricted stock units and to make clear how partial (or fractional) shares are paid in a single or final payment.  On January 1, 2020, RLI further restated the Plan to expand the types of investment and distribution alternatives available to Participants.  Such restatement applied to amounts deferred under the Plan on or after January 1, 2020 (the “Restatement Date”), and, to the extent permitted under Section 409A, to the payment of all amounts deferred under the Plan (whether such amounts were deferred before, on, or after the Restatement Date) that have not yet been distributed as of the Restatement Date.  On May 4, 2023, the Plan was further amended and restated to provide for installment payments to be accelerated and paid in a lump sum if the value of a Participant’s accounts fall below a specified amount.

The obligation of RLI to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of RLI to make such payments and no person, including any Participant or Beneficiary, shall have any lien, prior claim or other security interest in any property of RLI as a result of the Plan.

1.2Purpose.  The purpose of the Plan is to attract and retain qualified Directors and to provide them with an opportunity to save on a pre-tax basis and accumulate tax-deferred income to achieve their financial goals.
1.3Definitions.  When the following terms are used herein with initial capital letters, they shall have the following meanings:
1.3.1Account - the separate recordkeeping account (unfunded and unsecured) maintained for each Participant in connection with the Participant’s participation in the Plan, which shall consist of separate subaccounts relating to the Direct Compensation deferred by such Participant in each Year.
1.3.2Affiliate - a business entity which is under a “common control” with RLI or which is a member of an “affiliated service group” that includes RLI, as those terms are defined in Code § 414(b), (c) and (m).
1.3.3Beneficiary - the person or persons designated as such under Section 5.2.
1.3.4Board - the Board of Directors of RLI.
1.3.5Code - the Internal Revenue Code of 1986, as the same may be amended from time to time.
1.3.6Direct Compensation - the total amounts, as determined by RLI, payable to a Director for services as a Director, whether payable in cash or in RLI Stock (including restricted stock unit awards), but excluding amounts determined by RLI to be expense reimbursements.
1.3.7Director - an individual who is a member of the Board but who is not an Employee of RLI or an Affiliate.

1.3.8Employee - a common-law employee of RLI or an Affiliate (while it is an Affiliate).
1.3.9Measurement Fund - any mutual fund or other investment vehicle designated by RLI from time to time to be available to Participants for purposes of measuring the earnings to be credited to Accounts pursuant to Section 3.4 of the Plan.
1.3.10Participant - a Director who enrolls as a Participant in the Plan under Section 2.2.
1.3.11Plan - the unfunded deferred compensation plan that is set forth in this document, as the same may be amended from time to time.  The name of the Plan is the “RLI Corp. Nonemployee Directors Deferred Compensation Plan.”
1.3.12Prior Agreement - an individual agreement entered into by a Director and RLI to provide deferred compensation opportunities to the Director.  In certain cases, such Prior Agreement was a successor to an earlier arrangement known as the Director Non-Qualified Deferred Compensation Plan.
1.3.13RLI - RLI Corp. and any Successor Corporation.
1.3.14RLI Stock - the common stock of RLI.
1.3.15Successor Corporation - any entity that succeeds to the business of RLI through merger, consolidation, acquisition of all or substantially all of its assets, or any other means and which elects before or within a reasonable time after such succession, by appropriate action evidenced in writing, to continue the Plan.
1.3.16Termination of Service - the Participant’s departure from the Board, unless the Director then becomes an Employee.  Notwithstanding the foregoing, a “Termination of Service” will be deemed not to have occurred if such departure would not be considered a “separation from service” under Section 409A(a)(2)(A)(i) of the Code or any regulations or other guidance issued by the Treasury Department under Section 409A.  In such case, a Termination of Service will be deemed to have occurred at the earliest time allowed under Section 409A.
1.3.17Vested - nonforfeitable.
1.3.18Year - the calendar year.
1.4Nonqualified Deferred Compensation.  The Plan is a nonqualified deferred compensation plan subject to Section 409A.  To the extent any provision of the Plan does not satisfy the requirements contained in Section 409A or in any regulations or other guidance issued by the Treasury Department under Section 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any contrary provision of the Plan or any inconsistent election made by a Participant.
Article 2

PARTICIPATION
2.1Eligibility.  All Directors will be eligible to participate in the Plan.  A Director may continue to participate in the Plan for so long as the Plan remains in effect and remains a Director.
2.2Enrollment.  A Director will be allowed to enroll in the Plan during the thirty (30) day period coinciding with and following the date the individual becomes a Director.  Such an enrollment will be effective as of the date it is made.  Thereafter, a Director may elect to enroll for a Year during the enrollment period established by RLI for such Year, which enrollment period will be a period of not less than thirty (30) days that ends not later than the last day of the prior Year.  Enrollment must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).
2.3Direct Compensation Deferrals.
2.3.1Elections.  A Director may elect to reduce any Direct Compensation earned in the applicable Year by any whole percent, but not more than one-hundred percent (100%).  A separate reduction percentage may apply to the portion of Direct Compensation that is payable in cash and to the portion that is payable in RLI Stock.  A Director may separately elect to defer the receipt of RLI Stock otherwise issuable upon the vesting of any restricted stock unit awards that are granted to such Director in the applicable Year, and such election shall apply to all Years over which such restricted stock award vests.    An election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).  An election must be made as part of the enrollment described in Section 2.2.
2.3.2Elections Relate to Services Performed After the Election and Are Irrevocable.   An election will apply to all Direct Compensation attributable to services performed in a given Year, regardless of when such Direct Compensation would otherwise be provided to the Participant.  For example, an election to defer an annual retainer attributable to services performed in a given Year but payable in the next Year, must be made as part of the enrollment election made prior to the Year in which the services are performed.  However, an election will only be effective to defer Direct Compensation earned after the election is made, and not before.  For example, an election made in connection with a mid-year enrollment under Section 2.2 will only be effective for Direct Compensation attributable to services performed on and after the effective date of the enrollment as provided in Section 2.2.   An election to defer the shares of RLI Stock otherwise issuable upon the vesting of a restricted stock unit award will apply only to restricted stock unit awards granted in the applicable Year. An election will apply solely with respect to the given Year - that is, an election will not automatically be carried over and applied to the next Year.

In general, an election shall become irrevocable as of the last day of the enrollment period applicable to it.  However, if a Participant incurs an “unforeseeable emergency,” as defined in Section 4.8(h), or becomes entitled to receive a hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3) after the election otherwise becomes irrevocable, the election shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency or becomes eligible to receive the hardship distribution and no further deferrals will be made under it.

Article 3

ACCOUNTS
3.1Accounts.   RLI shall establish and maintain a separate Account for each Participant.  The Account shall be for recordkeeping purposes only and shall not represent a trust fund or other segregation of assets for the benefit of the Participant.  A separate subaccount shall be established within each Account to represent the amount deferred by a Participant for each Year in which the Participant defers Direct Compensation under the Plan.
3.2Credits to Accounts.  Each Participant’s Account shall be credited from time to time as provided in this Article 3.
3.3Direct Compensation Deferrals.  The amount of each Direct Compensation cash payment or RLI Stock grant (including restricted stock units) which the Participant has elected to defer under the Plan shall be credited to the Participant’s Account on, or as soon as administratively practicable after, the date it would otherwise be payable to the Participant.
3.4Hypothetical Investment Funds.  A Participant shall have the right to direct the manner in which earnings are credited to the portion of the Participant’s Account relating to amounts deferred on or after January 1, 2020 by electing to have the Account notionally invested, in percentages elected by the Participant, in hypothetical investment options, the value of which shall track either RLI Stock or any of the Measurement Funds.  A Participant shall make such elections in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).  The portion of each Participant’s Account relating to amounts deferred prior to January 1, 2020 shall be notionally invested in RLI Stock.
3.4.1To the extent a deferral is notionally invested in RLI Stock, the Participant’s Account shall be credited with a hypothetical number of shares of RLI Stock equal to the number of full and fractional shares that could be purchased with such amount on, or as soon as administratively feasible after, the date such amount is credited to the Participant’s Account. The Participant’s Account shall be credited with additional RLI Stock credits, equal to the number of full and fractional shares of RLI Stock that could be purchased with any cash dividends which would be payable on the RLI Stock credited to the Participant’s Account. For this purposes, the share price on, or as soon as administratively practicable after, the date the dividend is paid will be used. The Account also will be adjusted for any stock split, redemption or similar event, in a manner determined to be reasonable by RLI.
3.4.2To the extent a deferral is notionally invested in a Measurement Fund, the Participant’s Account shall be credited with a hypothetical number of shares of such Measurement Fund, equal to the number of full and fractional shares that could be purchased with such amount on, or as soon as administratively practicable after, the date such amount is credited to the Participant’s Account.
3.4.3Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the RLI Stock and the Measurement Fund(s) are to be used for measurement purposes only, and the allocation of each Participant’s Account to RLI Stock or to a Measurement Fund, the calculation of additional amounts, and the crediting or debiting of such additional amounts to such Participant’s Account shall not be considered or construed in any manner as an actual investment of such Participant’s Account in RLI Stock or any Measurement Fund.
3.5Charges to Accounts.  As of the date any Plan benefit measured by the Account is paid to the Participant or the Participant’s Beneficiary, the Account shall be charged with the amount of such benefit payment.
Article 4

BENEFITS
4.1Vesting.   The Participant’s Account shall be fully (100%) Vested.
4.2Payment of Plan Benefits – Amounts Deferred Prior to January 1, 2020--General Rule.  If the Participant has an Account balance that relates to amounts deferred in Years prior to January 1, 2020, RLI shall pay that balance to the Participant in five (5) annual installments, commencing after the Participant’s Termination of Service, as follows:
(a)Time.  The first installment shall be paid on the January 1 following the Year in which the Participant’s Termination of Service occurs. The remaining installments shall be paid on each subsequent January 1.
(b)Amount.  The amount of each installment shall be determined using a “fractional” method – by multiplying the Participant’s Account balance immediately before the installment payment date by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining (including the installment in question).
4.3Payment of Plan Benefits – Amounts Deferred On or After January 1, 2020--General Rule.  If the Participant has an Account balance that relates to amounts deferred in Years beginning on or after January 1, 2020, RLI shall pay that balance to the Participant as follows:

(a) Time.  At the time the Participant elects to defer Direct Compensation earned in a particular Year, the Participant shall elect to receive a distribution of the subaccount relating to such deferrals on or beginning on any of the following distribution dates (the applicable date, a “Distribution Date”): (i) January 1st of the Year following the Participant’s Termination of Service, (ii) January 1st of any Year designated by the Participant that is not less than two years and not more than 20 years after the beginning of the Year to which such deferral relates or (iii) the earlier of (A) January 1st of the Year following the Participant’s Termination of Service and (B) January 1st of any Year designated by the Participant that is not less than two years and not more than 20 years after the beginning of the Year to which such deferral relates.
(b) Form of Payment.  At the time the Participant elects to defer Direct Compensation earned in a particular Year, the Participant shall elect to receive the distribution of the subaccount relating to such deferrals in one of the following forms of distribution: (i) a lump sum payment or (ii) annual installments over a period of not less than five years and not more than 15 years.
(c) Payment of Installments.  If the Participant elects to receive a distribution in the form of installments, the first installment shall be paid on the Distribution Date elected in accordance with Section 4.3(a), and the remaining installments shall be paid on January 1st of each subsequent Year until the applicable subaccount has been distributed in its entirety.  A distribution that is paid in the form of installments shall be considered a single payment for purposes of Section 409A.  The amount of each installment shall be determined using a “fractional” method – by multiplying the Participant’s Account balance immediately before the installment payment date by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining (including the installment in question). If the distribution is made in shares of RLI Stock pursuant to Section 4.6.1, the result shall be rounded down to the next lower full share of RLI Stock, except for the final installment, which shall distribute the final shares and pay cash in lieu of any partial share
4.4Changing Payment Elections.
4.4.1General Rule.  A Participant may elect to change the Distribution Date or the form of distribution (i.e., from a lump sum to installments, from installments to a lump sum or the number of installments), subject to the rules below. Any such election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).
4.4.2Subsequent Election.  A Participant may change the Distribution Date or the form of distribution in accordance with the following rules:
(a) The election must be received by RLI in writing and in proper form and must not take effect for at least 12 months from the date on which it is submitted to RLI;
(b) The election must be submitted to RLI at least 12 months prior to the previously elected Distribution Date; and
(c) The Distribution Date must be delayed at least five (5) years from the previously elected Distribution Date.
4.5Special Rules.
4.5.1Specified Employee Exception.  If a Participant becomes an Employee and subsequently has a “separation of service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code), the initial installment (or lump-sum payment, if applicable) shall be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code or any regulations or other guidance issued by the Treasury Department thereunder.

4.5.2Acceleration of Small Amounts.  Any contrary provision or election notwithstanding, if the Participant’s Account balance is less than one hundred thousand dollars ($100,000) as of the date installments are to commence, the Account shall be paid to the Participant in a single lump-sum, as full settlement of all benefits due under the Plan; provided that, for purposes of applying the one hundred thousand dollar ($100,000) acceleration limit, all nonqualified deferred compensation amounts payable to the Participant by RLI and its Affiliates shall be aggregated if and to the extent required under Section 409A or any regulations or other guidance issued by the Treasury Department thereunder.  Further, any contrary provision or election notwithstanding, and effective for distributions commencing on or after May 4, 2023, if at any point after the commencement of installments under Sections 4.2 or 4.3 of the Plan the Participant’s Account balance is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code (“Section 402(g) Limit”), the Account shall be paid to the Participant in a single lump-sum, as full settlement of all benefits due under the Plan; provided that, for purposes of applying the Section 402(g) Limit, all nonqualified deferred compensation amounts payable to the Participant by RLI and its Affiliates shall be aggregated if and to the extent required under Section 409A or any regulations or other guidance issued by the Treasury Department thereunder.
4.6Medium of Payments.
4.6.1RLI Stock. To the extent a Participant’s Account is deemed to be invested in RLI Stock, the payment of the Account shall be made in whole shares of RLI Stock, except for a cash payment in lieu of a partial share as may be necessary. Unless the shares have been registered under the Securities Act of 1933 (the “Act”), are otherwise exempt from the registration requirements of the Act, are the subject of a favorable no action letter issued by the Securities and Exchange Commission, or are the subject of an opinion of counsel acceptable to RLI to the effect that such shares are exempt from the registration requirements of the Act, the transfer of such shares shall be subject to the provisions of Rule 144 of the Act, as the same may be amended from time to time.
4.6.2Measurement Funds.  To the extent a Participant’s Account is deemed to be invested in a Measurement Fund, the payment of the Account shall be made in cash.
4.7Delay in Distributions.  A payment under the Plan may be delayed by RLI under any of the following circumstances so long as all payments to similarly situated Participants are treated on a reasonably consistent basis:
(a) RLI reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which RLI reasonably anticipates that the making of the payment will not cause such violation.
(b) Upon such other events as determined by RLI and according to such terms as are consistent with Section 409A or are prescribed by the Commissioner of Internal Revenue.
4.8Acceleration of Distributions.  RLI may, in its discretion, distribute all or a portion of a participant’s Accounts at an earlier time and in a different form than specified as otherwise provided in this Article 4, under the circumstances described below:
(a) As may be necessary to fulfill a Domestic Relations Order.  Distributions pursuant to a Domestic Relations Order shall be made according to administrative procedures established by RLI.
(b) To the extent reasonably necessary to avoid the violation of ethics laws or conflict of interest laws pursuant to Section 1.409A-3(j)(ii) of the Treasury regulations.
(c) To pay FICA on amounts deferred under the Plan and the income tax resulting from such payment.
(d) To pay the amount required to be included in income as a result of the Plan’s failure to comply with Section 409A.

(e) If RLI determines, in its discretion, that it is advisable to liquidate the Plan in connection with a termination of the Plan subject to the requirements of Section 409A.
(f) As satisfaction of a debt of the Participant to RLI or an Affiliate, where such debt is incurred in the ordinary course of the service relationship between RLI or the Affiliate and the Participant, the entire amount of the reduction in any Year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(g) To pay state, local or foreign tax obligations that may arise with respect to amounts deferred under the Plan and the income tax resulting from such payment.
(h) If the Participant has an unforeseeable emergency.  For these purposes an “unforeseeable emergency” is a severe financial hardship to the Participant, resulting from an illness or accident of the Participant, the Participant’s spouse, the Beneficiary, or the Participant’s dependent (as defined in Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency.  Finally, the need to pay for funeral expenses of a spouse, Beneficiary, or a dependent (as defined in Section 152, without regard to 152(b)(1), (b)(2),  and (d)(1)(B) of the Code) may also constitute an unforeseeable emergency.  Except as otherwise provided in this paragraph (h), the purchase of a home and the payment of college tuition are not unforeseeable emergencies.  Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this paragraph (h) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of elective deferrals.

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  A determination of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to cancellation of the Participant’s election as a result of this paragraph (h).

Notwithstanding anything in this Section 4.8 to the contrary, except for a Participant’s election to request a distribution due to an unforeseeable emergency under paragraph (h), above (which the Participant, in the Participant’s discretion, may elect to make or not make), RLI shall not provide the Participant with discretion or a direct or indirect election regarding whether a payment is accelerated pursuant to this Section 4.8.

4.9When a Payment is Deemed to be Made.  Any payment that is due to be distributed as of a particular date pursuant to the provisions of the Plan, will be deemed to be distributed as of that date if it is distributed on such date or a later date within the same calendar year, or, if later, by the 15th day of the third calendar month following the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment.  Further, a payment will be treated as made on a date if it is made no earlier than 30 days before the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment.  For purposes of the foregoing, if the payment is required to be made during a period of time, the specified date is treated as the first day of the period of time.

Article 5

DEATH BENEFITS
5.1Death Benefits.
5.1.1 Benefits When Participant Dies Before Commencement of Payments.  If the Participant dies before payment of the Participant’s Account has commenced, the Participant’s Account balance shall be paid to the Participant’s Beneficiary in a lump sum payment within 90 days after the date of death.
5.1.2Benefits When Participant Dies After Commencement of Payments.  If the Participant dies after installments commence and the Participant has an Account balance at death, the remaining Account balance shall be paid to the Participant’s Beneficiary in a lump sum payment within 90 days after the date of death.
5.1.3Medium of Payments.  To the extent a Participant’s Account is deemed to be invested in RLI Stock, the payment of the Account shall be made in whole shares of RLI Stock, except for a cash payment in lieu of a partial share as may be necessary. To the extent a Participant’s Account is deemed to be invested in a Measurement Fund, the payment of the Account shall be made in cash.
5.2Designation of Beneficiary.
5.2.1Persons Eligible to Designate.  Any Participant may designate a Beneficiary to receive any amount payable under the Plan as a result of the Participant’s death, provided that the Beneficiary survives the Participant.  The Beneficiary may be one or more persons, natural or otherwise.  By way of illustration, but not by way of limitation, the Beneficiary may be an individual, trustee, executor, or administrator.  A Participant may also change or revoke a designation previously made, without the consent of any Beneficiary named therein.
5.2.2Form and Method of Designation.  Any designation or a revocation of a prior designation of Beneficiary shall be in writing on a form acceptable to RLI and shall be filed with RLI.  RLI and all other parties involved in making payment to a Beneficiary may rely on the latest Beneficiary designation on file with RLI at the time of payment or may make payment pursuant to Section 5.2.3 if an effective designation is not on file, shall be fully protected in doing so, and shall have no liability whatsoever to any person making claim for such payment under a subsequently filed designation of Beneficiary or for any other reason.
5.2.3No Effective Designation.  If there is not on file with RLI an effective designation of Beneficiary by a deceased Participant, the Beneficiary shall be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:
(a) The Participant’s spouse.  (A “spouse” is a person to whom the Participant is legally married, including a common-law spouse if the marriage was entered into in a state that recognizes common-law marriages and RLI has received acceptable proof and/or certification of common-law married status.)
(b) The Participant’s then living descendants, per stirpes.
(c) The individuals entitled to inherit the Participant’s property under the law of the state in which the Participant resides immediately before the Participant’s death, in the proportions determined under such law.

Determination of the identity of the Beneficiary in each case shall be made by RLI.

5.2.4Successor Beneficiary.  If a Beneficiary who survives the Participant subsequently dies before receiving the complete payment to which the Beneficiary was entitled, the successor Beneficiary, determined in accordance with the provisions of this section, shall be entitled to the payments remaining.  The successor

Beneficiary shall be the person or persons surviving the Beneficiary in the first of the following classes in which there is a survivor, share and share alike:
(a) The Beneficiary’s spouse. (A “spouse” is a person to whom the Beneficiary is legally married, including a common-law spouse if the marriage was entered into in a state that recognizes common-law marriages and RLI has received acceptable proof and/or certification of common-law married status.)
(b) The Beneficiary’s then living descendants, per stirpes.
(c) The individuals entitled to inherit the Beneficiary’s property under the law of the state in which the Beneficiary resides immediately before the Beneficiary’s death, in the proportions determined under such law.
Article 6

PAYMENT PROCEDURES
6.1Application for Benefits.  Benefits shall be paid to Participants automatically (without a written request) at the time and in the manner specified in the Plan.  Benefits shall be paid to a Beneficiary upon RLI’s receipt of a written request for the benefits, including appropriate proof of the Participant’s death and the Beneficiary’s identity and right to payment.
6.2Deferral of Payment.   If there is a dispute regarding a Plan benefit, RLI, in its sole discretion, may defer payment of the benefit until the dispute has been resolved.
Article 7

ADMINISTRATION
7.1Administrator.  RLI shall be the administrator of the Plan.  RLI shall control and manage the administration and operation of the Plan and shall make all decisions and determinations incident thereto.  Except with respect to the ordinary day-to-day administration of the Plan, action on behalf of RLI must be taken by one of the following:
(a) The Board; or
(b) The Nominating/Corporate Governance Committee of the Board.
7.1.1Delegation.  The ordinary day-to-day administration of the Plan may be delegated by the chief executive officer of RLI to an individual or a committee.  Such individual or committee shall have the authority to delegate or redelegate to one or more persons, jointly or severally, such functions assigned to such individual or committee as such individual or committee may from time to time deem advisable.
7.1.2Automatic Removal.  If any individual or committee member to whom responsibility under the Plan is allocated is a director, officer or employee of RLI or an Affiliate when responsibility is so allocated, then such individual shall be automatically removed as a member of a committee at the earliest time such individual ceases to be a director, officer or employee of RLI or an Affiliate.  This removal shall occur automatically and without any requirement for action by RLI or any notice to the individual so removed.
7.1.3Conflict of Interest.  If any individual or committee member to whom responsibility under the Plan is allocated is also a Participant or Beneficiary, such individual shall have no authority as such member with respect to any matter specifically affecting such Participant or Beneficiary’s individual interest hereunder (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to the other members to the exclusion of such Participant or Beneficiary, and such Participant or Beneficiary shall act only in an individual capacity in connection with any such matter.

7.1.4Binding Effect.  The determination of the Board or the Nominating/Corporate Governance Committee of the Board in any matter within its authority shall be binding and conclusive upon RLI and all persons having any right or benefit under the Plan.
7.1.5Third-Party Service Providers.  RLI may from time to time appoint or contract with an administrator, recordkeeper or other third-party service provider for the Plan.  Any such administrator, recordkeeper or other third-party service provider will serve in a nondiscretionary capacity and will act in accordance with directions given and procedures established by RLI.
7.2Benefits Not Transferable.  No Participant or Beneficiary shall have the power to transmit, alienate, dispose of, pledge or encumber any benefit payable under the Plan before its actual payment to the Participant or Beneficiary.  Any such effort by a Participant or Beneficiary to convey any interest in the Plan shall not be given effect under the Plan.  No benefit payable under the Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before its actual payment to the Participant or Beneficiary.
7.3Benefits Not Secured.  The rights of each Participant and Beneficiary shall be solely those of an unsecured, general creditor of RLI.  No Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of RLI.
7.4RLI’s Obligations.  RLI shall provide the benefits under the Plan.  RLI’s obligation may be satisfied by distributions from a trust fund created and maintained by RLI, in its sole discretion, for such purpose.  However, the assets of any such trust fund shall be subject to claims by the general creditors of RLI in the event RLI is (i) unable to pay its debts as they become due, or (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
7.5Withholding Taxes.  RLI shall have the right to withhold (and transmit to the proper taxing authority) such federal, state or local taxes as it may be required to withhold by applicable laws.  Such taxes may be withheld from any benefits due under the Plan or from any other compensation to which the Participant is entitled from RLI and its Affiliates.
7.6Service of Process.  The chief executive officer of RLI is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.
7.7Limitation on Liability.  Neither RLI’s officers nor any member of its Board nor any individual or committee to whom RLI delegates responsibility under the Plan in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant.  Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of RLI for such payments as an unsecured, general creditor.  After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person(s), as the case may be, shall have no further right or interest in the other assets of RLI in connection with the Plan.  Neither RLI nor any of its officers nor any member of its Board nor any individual or committee to whom RLI delegates responsibility under the Plan shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of RLI.
Article 8

AMENDMENT AND TERMINATION
8.1Amendment.  RLI reserves the power to amend the Plan either prospectively or retroactively or both, in any respect, by action of its Board; provided that, no amendment shall be effective to reduce or divest benefits payable with respect to the Account of any Participant or Beneficiary without consent.  No amendment of the Plan shall be effective unless it is in writing and signed on behalf of RLI by a person authorized to execute such writing.  No oral representation concerning the interpretation or effect of the Plan shall be effective to amend the Plan.

8.2Termination.  RLI reserves the right to terminate the Plan at any time by action of its Board; provided that, the termination of the Plan shall not reduce or divest benefits payable with respect to the Account of any Participant or Beneficiary or negate the Participant’s or Beneficiary’s rights with respect to such benefits.  Any such termination will be done in accordance with the requirements of Section 409A.
Article 9

MISCELLANEOUS
9.1Effect on Other Plans.  This Plan shall not alter, enlarge or diminish any person’s rights or obligations under any other benefit plan maintained by RLI or any Affiliate.
9.2Effect on Service.  Neither the terms of this Plan nor the benefits hereunder nor the continuance thereof shall be a term of the service of any Director.  RLI shall not be obliged to continue the Plan.  The terms of this Plan shall not give any Director the right to continue serving as a member of the Board, nor shall it create any obligation on the part of the Board to nominate any Director for reelection by RLI’s stockholders.
9.3Disqualification.  Notwithstanding any other provision of the Plan or any designation made under the Plan, any individual who feloniously and intentionally kills a Participant shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant.  A final judgment of conviction of felonious and intentional killing is conclusive for this purpose.  In the absence of a conviction of felonious and intentional killing, RLI shall determine whether the killing was felonious and intentional for this purpose.
9.4Rules of Document Construction.  Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular article, section or paragraph of the Plan unless the context clearly indicates to the contrary.  The titles given to the various articles and sections of the Plan are inserted for convenience of reference only and are not part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.  Written notification under the Plan shall include such other methods (for example, facsimile or e-mail) as RLI, in its sole discretion, may authorize from time to time.
9.5References to Laws.  Any reference in the Plan to a statute shall be considered also to mean and refer to the applicable regulations for that statute. Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.
9.6Choice of Law.  The Plan has been executed in the State of Illinois and has been drawn in conformity to the laws of that state and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Illinois (without regard to its conflict of law principles).
9.7Binding Effect.   The Plan shall be binding upon and inure to the benefit of the successors and assigns of RLI, and the Beneficiaries, personal representatives and heirs of the Participant.
RLI Corp.
By: Craig W. Kliethermes
Its: President & Chief Executive Officer
And
By: Jeffrey D. Fick
Its: Chief Legal Officer & Corporate Secretary

IN WITNESS WHEREOF, RLI has cause the Plan to be executed by its duly authorized officers as of the 4th day of May, 2023.